UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9,  2019 (January  9, 2019)

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 2.02. Results of Operations and Financial Condition.

Union Pacific Corporation (the Company)  provided an update today on its expectations for full-year 2018 operating ratio performance. On November 29, 2018, the Company stated that it did not expect its full-year operating ratio to improve as compared to full-year 2017 due to slowing revenue growth and higher costs associated with employee severance and operational inefficiencies.

The Company now expects to report a record full-year 2018 operating ratio of 62.7%, a 0.1 point improvement from its 2017 adjusted non-GAAP operating ratio performance.[1] Drivers of this improvement versus previous expectations included higher revenue, lower diesel fuel prices and improved cost performance.

“December carloadings were stronger than expected, led by international container imports,” said Rob Knight, Executive Vice President and Chief Financial Officer. “We are also encouraged to see improved cost performance driven by early results from our Unified Plan 2020 implementation.”

The Company will report its fourth quarter 2018 earnings on Thursday, January 24, at approximately 8:00 a.m. Eastern Time, followed by a conference call that will be broadcast live over the Internet and via teleconference at 8:45 a.m. Eastern Time.

[1]    Includes the retrospective adoption of Accounting Standard Update (ASU) 2017-07 related to the presentation of the components of net periodic pension and other postretirement benefit costs and excludes the impact of the Tax Cuts and Jobs Act (the Tax Act). For a reconciliation of the full-year 2017 operating ratio adjusted for the Tax Act and retroactive adoption of ASU 2017-07, please refer to the following non-GAAP reconciliation: https://www.up.com/cs/groups/public/@uprr/@investor/documents/investordocuments/2017_revised_qtly_adpt_asu2017.pdf

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January  9, 2019

UNION PACIFIC CORPORATION

By:	/s/ Rhonda S. Ferguson
Rhonda S. Ferguson
Executive Vice President, Chief Legal Officer and Corporate Secretary